Exhibit 23.1

The Supervisory Board of

Deutsche Bank Aktiengesellschaft

We consent to the use of our reports dated March 18, 2014, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

Frankfurt am Main (Germany)
July 29, 2014
KPMG AG
Wirtschaftsprüfungsgesellschaft